                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                           BROADVISION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1.  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2.  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4.  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5.  Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
         -----------------------------------------------------------------------
     2.  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3.  Filing Party:
         -----------------------------------------------------------------------
     4.  Date Filed:
         -----------------------------------------------------------------------

                               BROADVISION, INC.
                               333 DISTEL CIRCLE
                              LOS ALTOS, CA 94022

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1997

TO THE STOCKHOLDERS OF BROADVISION, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BROADVISION, INC., a Delaware corporation (the "Company"), will be held on Monday, May 28, 1997 at 2:00 p.m. local time at the Company's offices at 333 Distel Circle, Los Altos, California 94022 for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 9, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Pehong Chen

                                          Pehong Chen
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Mountain View, California
April 23, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               BROADVISION, INC.
                               333 DISTEL CIRCLE
                              LOS ALTOS, CA 94022

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of BroadVision, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 28, 1997, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 333 Distel Circle, Los Altos, California 94022. The Company intends to mail this proxy statement and accompanying proxy card on or about April 25, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 9, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 9, 1997 the Company had outstanding and entitled to vote 20,225,365 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 333 Distel Circle, Los Altos, California 94022, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than January 31, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are four nominees for the Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. Dr. Chen was appointed by the Company's sole incorporator, and each of the other directors was elected by the Board.

    Shares represented by executed proxies will be voted, if authority to do so is not withhold, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees and certain information about them are set forth below:

                                                              PRINCIPAL OCCUPATION/
NAME                                AGE                  POSITION HELD WITH THE COMPANY
------------------------------      ---      -------------------------------------------------------
Pehong Chen...................          39   Chairman of the Board of Directors, President and Chief
                                               Executive Officer
David L. Anderson.............          53   General Partner, Sutter Hill Ventures
Yogen K. Dalal................          46   General Partner, Mayfield Fund
Koh Boon Hwee.................          46   Executive Chairman, Wuthelam Group of Companies

    PEHONG CHEN has served as Chairman of the Board, President, Chief Executive Officer and a director of the Company since its incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. From 1989 to 1992, Dr. Chen served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University, and a Ph.D. in Computer Science from the University of California at Berkeley.

    DAVID L. ANDERSON has served as a director of the Company since November 1993. Since 1974, Mr. Anderson has been a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm. Mr. Anderson currently serves on the Board of Directors of Cytel Corporation, Dionex Corporation, Molecular Devices Corporation, and Neurex Corporation. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

    YOGEN K. DALAL has served as a director of the Company since November 1993. He joined Mayfield Fund ("Mayfield"), a venture capital firm, in September 1991 and has been a general partner of several venture capital funds affiliated with Mayfield since November 1992. Dr. Dalal holds a B.S. in Electrical Engineering from the India Institute of Technology, Bombay, and a M.S. and a Ph.D. in Electrical Engineering and Computer Science from Stanford University.

    KOH BOON HWEE has served as a director of the Company since February 1996. Since 1991, Mr. Koh has been Executive Chairman of the Wuthelam Group of Companies, a diversified Singapore company with subsidiaries engaged in, among other things, real estate development, hotel management, and high technology. Since 1992, he has also served as Chairman of the Board of Singapore Telecommunications, Ltd. Mr. Koh holds a B.S. in Mechanical Engineering from the University of London and an M.B.A. from Harvard University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1996 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Mr. Anderson and Gregory Smitherman. Mr. Smitherman is not standing for reelection. The Audit Committee met two times during such fiscal year.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Anderson, Dalal and Koh. It met 12 times during such fiscal year.

    During the fiscal year ended December 31, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP was retained by the Company in December 1995 and has audited the Company's financial statements since its inception in 1993. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on February 28, 1997; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                  BENEFICIAL OWNERSHIP(1)
                                                                                ---------------------------
                                                                                 NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                                   SHARES         TOTAL
------------------------------------------------------------------------------  ------------  -------------
Pehong Chen(2)................................................................     6,170,000         30.8
  c/o BroadVision, Inc.
  333 Distel Circle
  Los Altos, CA 94022

Mayfield VII(3)...............................................................     2,500,000         12.5
  2800 Sand Hill Road
  Menlo Park, CA 94025

Sutter Hill Ventures, a California Limited Partnership(4).....................     2,441,263         12.2
  755 Page Mill Road
  Suite A-200
  Palo Alto, CA 94304

Itochu Corporation(5).........................................................     1,550,000          7.7
  5-1, Kita-Aoyama, 2-Chome
  Minao-ku, Tokyo 107-77
  Japan

David L. Anderson(4)..........................................................     2,441,263         12.2
Yogen K. Dalal(3).............................................................     2,502,500         12.5
Robert A. Runge(6)............................................................       277,000          1.4
Clark W. Catelain.............................................................       200,000            *
Koh Boon Hwee(7)..............................................................       193,541            *
Randall C. Bolten(8)..........................................................       161,990            *
All Directors and Executive Officers as a group (7 persons)(9)................    11,946,294         59.7

------------------------

 *  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,004,798 shares outstanding on February 28, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes 300,000 shares of Common Stock held in trust by independent trustees for the benefit of Dr. Chen's children. Dr. Chen disclaims beneficial ownership of such shares. Also includes 500,000 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of February 28, 1997, subject to repurchase of unvested shares.

(3) Includes 2,385,000 shares held by Mayfield VII and 115,000 shares held by Mayfield Associates Fund II. Mr. Dalal, a director of the Company, is a general partner of the general partner of Mayfield VII and Mayfield Associates Fund II, and therefore may be deemed to beneficially own the shares currently owned by such entities. Mr. Dalal disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

(4) Includes 1,547,722 shares of Common Stock owned by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), over which Mr. Anderson, a director of the Company, shares voting and investing power with four other general partners of Sutter Hill Management Company, L.P., the general partner of Sutter Hill. Includes 893,541 shares of Common Stock held of record by the five general partners of Sutter Hill Management Company, L.P. and their related family entities. Mr. Anderson disclaims beneficial ownership of the shares of Common Stock held by the other persons and entities associated with Sutter Hill, except to the extent of his pecuniary interest therein.

(5) Includes 925,000 shares of Common Stock held by Itochu Corporation, 500,000 shares of Common Stock held by Itochu International, Inc. and 125,000 shares of Common Stock held by Itochu Techno-Science Corporation.

(6) Includes 175,000 issuable upon the exercise of stock options exercisable within 60 days of February 28, 1997, subject to repurchase of unvested shares.

(7) Includes 64,433 shares of Common Stock held by Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest, and 50,000 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of February 28, 1997, subject to repurchase of unvested shares.

(8) Includes 40,000 shares of Common Stock held in trust by Mr. Bolten and his wife for their benefit.

(9) Includes the information contained in the notes above, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with; except that 10 reports, covering an aggregate of 12 transactions, were filed late by Mayfield Fund and affiliated persons, Dr. Chen and Mr. Dalal, and an initial report of ownership was filed late by Mayfield Fund and affiliated persons and Mr. Dalal.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

    In February 1996, Dr. Chen was granted an option to purchase up to 500,000 shares of Series D Preferred Stock of the Company at an exercise price of $4.00 per share, which option was converted into an option to purchase Common Stock upon completion of the Company's initial public offering. The shares subject to Dr. Chen's option vest ratably on a monthly basis over a 60-month period commencing April 1, 1995. In February 1996, Mr. Koh was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.80 per share. The shares subject to Mr. Koh's option vest over a 60-month period, commencing on February 1, 1996, with 20% of such shares vesting after one year, and 1/60 of the shares vesting each month thereafter for the next 48 months.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1995 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers at December 31, 1996 whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                      AWARDS
                                                                    ANNUAL          -----------
                                                               COMPENSATION(1)      SECURITIES
                                                            ----------------------  UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR     SALARY($)   BONUS($)    OPTIONS(#)
-----------------------------------------------  ---------  ---------  -----------  -----------
Pehong Chen(2) ................................       1996    161,115       8,000      500,000
  Chairman of the Board, President and                1995    120,000          --           --
  Chief Executive Officer

Randall C. Bolten .............................       1996    128,129      19,225           --
  Vice President, Finance and                         1995     39,825       6,600      160,000
  Chief Financial Officer

Robert A. Runge ...............................       1996    119,350      24,400       60,000
  Vice President, Marketing                           1995     36,906       4,950      215,000

Clark W. Catelain .............................       1996    144,070      13,800           --
  Vice President, Engineering                         1995     76,442       5,980      200,000

------------------------

(1) Includes amounts earned but deferred at the election of the Named Executive Officers under the Company's 401(k) plan.

(2) Represents amount earned but deferred at the election of Dr. Chen from May 1995 through December 1995. Prior to April 1995, Dr. Chen was not paid a salary for his services to the Company.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan"). As of February 28, 1997, options to purchase a total of 3,127,000 shares were outstanding under the 1996 Plan and options to purchase 1,873,000 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                          -----------------------------------------------------------------
                                        PERCENT OF                                            POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF   TOTAL OPTIONS                 DEEMED                   ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES    GRANTED TO     EXERCISE     VALUE FOR                    PRICE APPRECIATION FOR
                          UNDERLYING   EMPLOYEES IN    PRICE PER     DATE OF                         OPTION TERM(4)
                            OPTIONS       FISCAL         SHARE        GRANT     EXPIRATION   -------------------------------
NAME                      GRANTED(#)    YEAR(%)(1)     ($/SH)(2)     ($)(3)        DATE        0%($)      5%($)     10%($)
------------------------  -----------  -------------  -----------  -----------  -----------  ---------  ---------  ---------
Pehong Chen(5)..........     500,000          19.4          4.00           --      2/27/06          --    814,445  1,296,870
Robert A. Runge(6)......      60,000           2.3          0.80    $    2.30      2/27/06      90,000    176,787    309,936

------------------------

(1) Based on options to purchase 2,576,000 shares granted in 1996.

(2) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(3) The deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes.

(4) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock. The 0%, 5% and 10% columns represent assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(5) The option, which was for the purchase of Series D Preferred Stock, converted into an option to purchase Common Stock of the Company upon the completion of the Company's initial public offering. The option, which was granted outside the Company's Equity Incentive Plan, has a term of 10 years, subject to earlier termination in certain events related to termination of employment, is immediately exercisable and vests ratably on a monthly basis over a 60-month period.

(6) The option, which was granted under the Company's Stock Option Plan (which was later amended and restated as the Equity Incentive Plan) has a term of 10 years, subject to earlier termination in certain events related to termination of employment, is immediately exercisable and vests over a 60-month period, with 20% of the shares vesting after one year, and 1/60 of the shares vesting each month thereafter.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
              FISCAL YEAR-END OPTION VALUES OF UNEXERCISED OPTIONS

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                         OPTIONS AT FY-END(#)(2)           AT FY-END($)(3)
                          ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Pehong Chen.............         --             --         175,000        325,000        678,125       1,259,375
Randall C. Bolten(4)....    160,000        512,000              --             --             --              --
Robert A. Runge(4)......    100,000        218,000              --        175,000             --       1,316,325

------------------------

(1) Value realized is based on the per share deemed values of the Company's Common Stock on the date of exercise, determined after the date of grant solely for financial accounting purposes, minus the exercise price, without taking into account any taxes that may be payable in connection the transaction.

(2) Reflects vested and unvested shares at December 31, 1996. Dr. Chen's option and options granted under the Company's Equity Incentive Plan are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(3) Fair market value of the Company's Common Stock at December 31, 1996 ($7.875) minus the exercise price of the options.

(4) Reflects shares acquired upon the early exercise of stock options, some of which are subject to a right of repurchase by the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of the Board of Directors (the "Committee") is composed of the non-employee directors identified at the end of this report. None of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member. The Committee is responsible for setting and administering the policies which govern annual performance, and determines the compensation of the Chief Executive Officer ("CEO") and other executive officers of the Company.

COMPENSATION PHILOSOPHY

    The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to ensure a direct relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During 1996, the Company used base salary, annual incentives and long-term incentives under the 1996 Plan to achieve these objectives. In carrying out these objectives, the Committee considers the following:

    - THE LEVEL OF COMPENSATION PAID TO EXECUTIVE OFFICERS IN POSITIONS OF COMPANIES SIMILARLY SITUATED IN SIZE AND PRODUCTS. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or

------------------------

(1) The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

      similar industries or with other similar attributes. Compensation surveys used by the Company typically include public and private companies comparable in size, products or industry to the Company.

    - THE INDIVIDUAL PERFORMANCE OF EACH EXECUTIVE OFFICER. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

    - CORPORATE PERFORMANCE. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals as typically reflected in the annual operating plan.

    - THE RESPONSIBILITY AND AUTHORITY OF EACH POSITION RELATIVE TO OTHER POSITIONS WITHIN THE COMPANY.

The Committee does not quantitatively weigh these factors but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation follows.

BASE SALARY

    Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size and products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting periodic compensation reviews, the Committee considers each individual executive officer's achievements in meeting Company financial and business objectives during the prior fiscal year, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee periodically considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer.

ANNUAL INCENTIVE

    Annual bonus incentives for executives are intended to reflect the Company's belief that management's contribution to stockholder returns comes from achieving operating results that maximize the Company's earnings and cash flow over a multi-year time horizon. The Company believes that the achievement of its performance objectives depends on (i) its ability to deliver outstanding products and services to its customers, (ii) its success in establishing and maintaining a position of strength in its chosen markets and (iii) its short- and long-term profitability, as well as the quality of that profitability. For purposes of annual incentive compensation, progress toward these performance objectives is measured against the results anticipated in the Company's annual operating plan, which is approved by the Board of Directors.

    The 1996 incentive compensation for executive officers other than the Chief Executive Officer was based in part on the achievement of total Company results consistent with the Company's 1996 operating plan, as well as achievement of other objectives in the 1996 operating plan specific to such officers' individual areas of management responsibility.

    The Company believes that this incentive compensation structure closely links the incentives paid to its executives with the results necessary to create long-term value for stockholders.

LONG-TERM INCENTIVE

    The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning management and stockholder interests in enhancing stockholder value. In that regard, stock options also are used to retain executives and motivate results to improve long-term stock market performance. Stock options are granted at the prevailing market value and will have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of the Company's officers and senior executives, and recommends additional stock option grants as appropriate.

    The Compensation Committee determines the number of options to be granted to executive management based on (i) competitive practice within the comparison group used in determining base salary, (ii) historical performance of the executive and (iii) the amount of prior grants held by the executives, as well as the number of vested versus unvested options. When using comparative data, the Company targets its option grants in the mid to high range of comparable companies.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Stock options granted under the Company's 1996 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant are considered to be "performance-based compensation."

CEO COMPENSATION

    During the fiscal year ended December 31, 1996, Dr. Chen served as Chairman, President and Chief Executive Officer throughout the year, and he continues to hold such offices.

    Dr. Chen's base salary, annual incentives and long-term incentives were determined in accordance with the criteria described in the "Base Salary," "Annual Incentive" and "Long-Term Incentive" sections of this report. Dr. Chen's base salary in 1996 was $161,115. See "Summary Compensation Table." This amount, together with a potential annual incentive tied to the achievement of 1996 revenue and net income targets, was estimated to provide an annual cash compensation level which would be competitive with the mid to high range of compensation paid by comparable software companies. Based on Dr. Chen's and the Company's operating performance in 1996, Dr. Chen earned an incentive bonus of $8,000. In addition, in recognition of Dr. Chen's leadership and outstanding performance in building the Company's business and as an incentive for his continued commitment to the Company, the Board of Directors granted Dr. Chen a special option to purchase 500,000 shares of the Company's Series D Preferred Stock at a price of $4.00 per share, which option converted into an option to purchase shares of the Company's Common Stock upon the completion of the Company's initial public offering.

CONCLUSION

    Through the plans described above, a significant portion of the Company's executive compensation programs and Dr. Chen's compensation are contingent on Company performance and realization of benefits closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE
                                          David L. Anderson
                                          Yogen K. Dalal
                                          Koh Boon Hwee

                       PERFORMANCE MEASUREMENT COMPARISON

    The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1996 for (i) the Company's Common Stock, (ii) Nasdaq Index and (iii) the Hambrecht & Quist Internet Index (the "H&Q Internet Index"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                                                                   H&Q
                                                                INTERNET
                                    BROADVISION    NASDAQ         INDEX
                                    -----------  -----------  -------------
6/21/96...........................      100.00       100.00        100.00
6/30/96...........................       98.25       100.82        100.14
7/31/96...........................       77.19        91.93         81.89
8/31/96...........................       78.95        97.11         88.08
9/30/96...........................      110.53       104.38         97.38
10/31/96..........................      105.26       103.92         86.94
11/30/96..........................       96.49       109.97         92.36
12/31/96..........................      110.53       109.83         88.56

                              CERTAIN TRANSACTIONS

    In April 1996, Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest, purchased 62,500 shares of the Company's Series E Preferred Stock at a price of $8.00 per share in a private financing. The Series E Preferred Stock converted into 64,433 shares of Common Stock upon completion of the Company's initial public offering.

    In February 1996, Dr. Chen was granted an option to purchase 500,000 shares of Series D Preferred Stock of the Company at an exercise price of $4.00 per share. The shares subject to Dr. Chen's option vest ratably on a monthly basis over a 60-month period commencing April 1, 1995. The option converted into an option to purchase Common Stock upon completion of the Company's initial public offering.

    The Company has entered into indemnity agreements with certain officers and directors of the Company which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements that he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's By-laws.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Pehong Chen

                                          Pehong Chen
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

April 23, 1997

                               BROADVISION, INC.


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1997


     The undersigned hereby appoints Pehong Chen and Randall C. Bolten, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BroadVision, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BroadVision, Inc. to be held at the company's offices at 333 Distel Circle, Los Altos, California 94022 on Wednesday, May 28, 1997 at 2:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


                        (CONTINUED ON OTHER SIDE)

/ X / PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:
To elect directors, to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

FOR all nominees listed (except as marked to the contrary below). / /

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

WITHHOLD AUTHORITY
to vote for all nominees listed below. / /

NOMINEES:   Pehong Chen, David L. Anderson, Yogen Dalal, Koh Boon Hwee


PROPOSAL 2:
To ratify selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1997. To withhold authority to vote for any nominee(s), write such nominee(s), name(s) below:

            FOR              AGAINST                   ABSTAIN
            / /                / /                       / /


UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


SIGNATURE(S) _____________________________________

             _____________________________________ DATED _________, 1997


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.